Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-04290, 333-136693, 333-52907, 333-83007, 333-55470, 333-65502, 333-162809, 333-96965 and 333-96969 on Forms S-8 of our reports dated March 10, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Tollgrade Communications Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 10, 2011